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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                                                  CONFORMED COPY

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 or 15(d) OF
                       THE SECURITIES EXCHANGE ACT OF 1934




Date of Report (Date of earliest event reported)   July 5, 1999



                             Polymer Solutions Inc.
             (Exact name of Registrant as specified in its charter)


    Nevada.  U.S.A                   0-18583                  88-0360526
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(State or other jurisdiction   (Commission file number)   (IRS Employer
  of incorporation)                                          Identification No.)


1569 Dempsey Road, North Vancouver, British Columbia, CANADA        V7L 1S8
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(Address of Principal Executive Office)                           (Zip Code)

Registrant's telephone number, including area code      (604) 683-3473
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                                 not applicable
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(Former name or former address, if changed since last report)


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ITEM 5.   Registrant report of any other event which it deems of importance to its security holders.

          In February, 1999 the Company entered into a non-binding letter of intent to acquire all of the outstanding shares of U.S. Cellulose Co., Inc. ("USC") in exchange for US$1,000,000 and has received acceptance in principal of the acquisition from the Vancouver Stock Exchange, subject to raising sufficient financing. In order to raise the funds required the Company repriced certain warrants to encourage exercise and entered into subscription agreements for two types of financings. One completed on July 5, 1999 by way of a Short Form Offering Document and one completed July 30, 1999 by way of a Private Placement.

          On July 5, 1999, the Company closed the offering agreement and issued 800,000 shares at $0.54 (Cdn$0.80) with transferable warrants to purchase an aggregate of 400,000 common shares. Two (2) warrants entitle the holder to purchase one (1) common share at $0.60 (Cdn$0.90) up to June 30, 2000. In accordance with the Agency Agreement, the Company issued 50,000 common shares as a finance fee, paid 8% commission in cash and provided Broker's warrants entitling the Agent to purchase 160,000 common shares at a price of $0.60 (Cdn$.90) for one year.

          On July 30, 1999, the Company completed the private placement and issued 1,127,750 common shares at $0.84 (Cdn$.80) with non-transferable warrants to purchase an aggregate of 1,127,750 common shares. Each warrant entitles the holders to purchase one (1) common share at $0.60 (Cdn$0.90) to July 30, 2000 and at $0.84 (Cdn$1.25) up
          to and expiring July 30, 2001. In accordance with the Agency Agreement a commission of $17,644 was paid in cash and warrants were issued to purchase 66,165 common shares under the same terms as offered.




                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                                         POLYMER SOLUTIONS, INC.


Date     August 18, 1999                 /s/  Gordon L. Ellis
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                                         Gordon L. Ellis, Chairman of the Board